Exhibit 4.61

(English Translation)

Supplementary Agreement to the

Equity Pledge Agreement

This Supplementary Agreement to the Equity Pledge Agreement (this “Agreement”), dated September 6, 2011, is made in Beijing by and between:

Party A:            Baidu Online Network Technology (Beijing) Co., Ltd.

Address:           3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:            Beijing Baidu Netcom Science Technology Co., Ltd.

Address:           2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS:

(1)	With consent of Party A, Yanhong Li, the original Pledgor (the “Original Pledgor”) has transferred the equity interest in Baidu HR Consulting which has been pledged to Party A under the original Equity Pledge Agreement (the “Equity Interest”) to Party B (the “Equity Transfer”).

(2)	The Parties have entered into a Supplemental Agreement to the Loan Agreement, according to which Party B agrees to assume all rights and obligations of the Original Pledgor under the original Equity Pledge Agreement on and from the date on which Baidu HR Consulting completes the procedures necessary to change industrial and commercial registration of the Equity Interest (i.e., Party B is officially registered as a shareholder of Baidu HR Consulting with the competent industrial and commercial authority) (the “Transfer Effective Date”).

NOW, THEREFORE, the Parties agree as follows to define their respective rights and obligations hereunder:

1.	Party B hereby warrants and covenants to Party A that upon due completion of Equity Transfer, Party B will continue to pledge the Equity Interest to Party A. Party A agrees to the Equity Transfer contemplated hereunder on reliance of such warranties and covenants of Party B.

2.	It is acknowledged that the Equity Transfer will not release the pledge of the Equity Interest contemplated under the original Equity Pledge Agreement. It is agreed that all of the rights and obligations of the Original Pledgor under the original Equity Pledge Agreement will be deemed to have been transferred to Party B along with the Equity Interest as of the Transfer Effective Date.

3.	As the transferee of the Equity Interest, Party B agrees to assume all rights and obligations of the Original Pledgor under the original Equity Pledge Agreement (including without limitation its agreement to pledge the Equity Interest under its name to Party A) and continue to perform the original Equity Pledge Agreement pursuant to its terms and conditions.

4.	The Parties agree to cooperate and take all actions (including without limitation signing any relevant document) necessary and advisable to update and/or improve the legal procedures regarding pledge of the equity interest contemplated under the original Equity Pledge Agreement and this Agreement, including without limitation after effectiveness of this Agreement, (1) immediately cause any update of the pledge of Equity Interest under this Agreement to be recorded in the register of members of Baidu HR Consulting; and (2) promptly effect the procedures necessary to register the pledge of the Equity Interest contemplated under the original Equity Pledge Agreement and this Agreement with competent industrial and commercial authority.

5.	It is agreed and acknowledged by the Parties that once effective, this Agreement will constitute an update of the original Equity Pledge Agreement and the Parties may, if necessary, enter into a separate equity pledge agreement based on the update of the original Equity Pledge Agreement provided herein to reinstate the respective rights and obligations as pledgor and pledgee as of the Transfer Effective Date.

6.	This Agreement is effective upon signature of both Parties.

7.	Any dispute in connection with this Agreement will be revolved by arbitration according to Clause 15 of the original Equity Pledge Agreement.

8.	This Agreement is in two counterparts with each Party holding one copy. Each copy has the same legal effect.

(signatures on following page)

(Signature page)

Party A:       Baidu Online Network Technology (Beijing) Co., Ltd.

By:                 /s/ Zhan Wang

Title:              authorized representative

Seal:              Baidu Online Network Technology (Beijing) Co., Ltd.

Party B:       Beijing Baidu Netcom Science Technology Co., Ltd.

By:                 /s/ Zhixiang Liang

Title:              authorized representative

Seal:              Beijing Baidu Netcom Science Technology Co., Ltd.

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